Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form F-3 No. 333-240016) of Jumia Technologies AG,

(2)Registration Statement (Form S-8 No. 333-240017) pertaining to the Stock Option Program 2020 and the Virtual Restricted Stock Unit Program 2020 of Jumia Technologies AG, and

(3)Registration Statement (Form S-8 No. 333-237839) pertaining to the Option Program 2016, the Stock Option Program 2019, and the Virtual Restricted Stock Unit Program 2019 of Jumia Technologies AG;

of our report dated March 12, 2021, with respect to the consolidated financial statements of Jumia Technologies AG included in this Annual Report (Form 20-F) of Jumia Technologies AG for the year ended December 31, 2020.

/s/ Ernst & Young S.A.

Luxembourg

March 12, 2021